Exhibit 5.23

CONSENT OF KNIGHT PIESOLD LTD.

In connection with the material change report of Avalon Rare Metals Inc. (the “Company”) dated April 29, 2013 (the “MCR”) which included reference to our name in connection with the tailings management design for the Nechalacho Rare Earth Elements Project, we hereby consent to the reference of our name in the MCR and the information derived from the MCR, which are included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

Knight Piesold Ltd. /s/ Robert A. Mercer_____ Name: Robert A. Mercer Title: Managing Principal

Date: September 10, 2013